     As filed with the Securities and Exchange Commission on May 21, 1999

                                                     Registration No. 333- _____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                            AXENT TECHNOLOGIES, INC.
             (Exact Name of Registrant as specified in its charter)
                       2400 Research Boulevard, Suite 200
                              Rockville, MD 20850
                                 (301) 258-5043
                    (Address of Principal Executive Offices)

      Delaware                                          87-0393420
(State or other jurisdiction of                        (IRS Employer
incorporation or organization)                     Identification Number)

                                  ------------
                                 John C. Becker
                            Chief Executive Officer
                            AXENT Technologies, Inc.
                       2400 Research Boulevard, Suite 200
                           Rockville, Maryland 20850
                                 (301) 258-5043
            (Name, address, including zip code and telephone number,
                   including area code of agent for service)
                                  ------------
                                   Copies to:

                           Craig E. Chason, Esquire
                                 Shaw Pittman
                           1676 International Drive
                               McLean, VA 22102
                                (703) 790-7900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box.[x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE
=======================================================================================================================

   Title of Each                            Proposed Maximum          Proposed
 Class of Securities      Amount to be      Aggregate Price       Maximum Aggregate           Amount of
  To Be Registered         Registered         Per Unit (1)         Offering Price (1)      Registration Fee (1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.02 per share              1,337,531            $10.41             $13,923,967.71            $3,870.79
-----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the proposed maximum aggregate offering price and registration fee are based upon the average of the high and low prices per share of AXENT's Common Stock on May 17, 1999, as reported on the Nasdaq National Market.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

PROSPECTUS                             SUBJECT TO COMPLETION, DATED MAY 21, 1999

                            AXENT TECHNOLOGIES, INC.

                                     [LOGO]

                        1,337,531 SHARES OF COMMON STOCK

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 4 IN DETERMINING WHETHER TO PURCHASE THE AXENT TECHNOLOGIES, INC. COMMON STOCK

                            ------------------------

     These shares of common stock are being offered by certain selling stockholders, identified in this prospectus. We issued the shares to the selling stockholders in connection with the acquisition of CKS Limited in March of 1999. The selling stockholders may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 11. We will not receive any portion of the proceeds from the sale of these shares.

     AXENT Technologies, Inc.'s common stock is quoted on the Nasdaq National Market under the symbol "AXNT."

     On May 17, 1999, the last sale price of the common stock on the Nasdaq National Market was $10.50 per share.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NO ONE MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  The date of this prospectus is May 21, 1999

                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----

The Company                                                                               3
Risk Factors                                                                              4
Use of Proceeds                                                                          10
Selling Stockholders                                                                     10
Plan of Distribution                                                                     11
Legal Matters                                                                            11
Experts                                                                                  11
Where Can You Find More Information                                                      12
Information Incorporated by Reference                                                    12
Disclosure of Commission Position on Indemnification for Securities Act Liabilities      12

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                  THE COMPANY

     AXENT Technologies, Inc. is a leading developer and provider of information security solutions designed to manage security policies and protect the integrity of enterprise computer networks, including Internet-based systems, internal networks, and individual servers, workstations and desktop and laptop computers. Our products address more of the information security issues facing organizations than any other single vendor and our solutions provide functional robustness and multiple platform coverage. We also provide consulting services including assessments of computer system security vulnerability, assistance with product installation and training and specialized services regarding assessments of system security and solutions thereto. Our products assist by reducing the risks associated with the vulnerabilities inherent to today's computing environments where computer hackers, curious or disgruntled employees, contractors and competitors can gain access to, compromise or destroy sensitive information available on a company's computer systems or disrupt the normal operation of the systems.

     Our products permit customers to establish and modify information security policies for certain critical computer networks or all of their computer networks, assess compliance with those policies, detect suspicious activity indicating possible unauthorized users or hackers on those networks, test computer systems for security vulnerabilities and maintain and monitor data confidentiality. Other products of ours permit customers to control external access to their computer systems and networks, authenticate users of computer systems and networks, provide and manage remote network access and provide virtual private networking capabilities for remote users and remote sites so that they have encrypted communications even when using the Internet and other insecure communications media. Still other products of ours provide user administration functions, so that an administrator can easily add, remove or change access privileges of single users or groups of users of computer systems and networks, and permit an administrator to establish and manage rights and privileges of users of Web-based systems, such as electronic commerce sites for customers, suppliers and distributors.

     We also offer services to help organizations develop a framework or roadmap for assessing potential system vulnerabilities, for developing security policies and for selecting and implementing solutions and compliance efforts. We also offer training and certification courses for the installation and use of our products and for general information security topics.

     In order to maintain our leadership in the field of information security technology, we expect to continue expanding our product offerings through acquisition, internal development and marketing arrangements. While many of our security products have been internally developed, we have used and anticipate using acquisitions to expand our product and service offerings.

     Our principal executive offices are located at 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850 and our telephone number is (301) 258-5043. As used in this prospectus, "we," "us," "our" and "AXENT" refer to AXENT Technologies, Inc., a Delaware corporation, and its wholly-owned subsidiaries.

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, you should consider carefully the following factors in evaluating us before purchasing shares of our common stock:

     Our Quarterly Revenues And Operating Results Will Fluctuate Because Sales Of Our Products Are Subject To Demand And Timing Considerations Of Our Customers. We have experienced significant quarterly fluctuations in our operating results and anticipate possibly substantial fluctuations in our future operating results. We generally have experienced seasonal variations in our operating results, with higher revenues, operating income and net income in our fourth quarter than in our first quarter of the following year, and with lower revenues, operating income and net income in the summer months, when businesses often defer purchase decisions. Also, we have historically recognized a substantial portion of our license revenues in the last month of each quarter, and even in the last week or last several days of each quarter. Because we have little or no backlog, quarterly revenues and operating results depend on the volume and timing of orders received during each quarter, especially during the last several weeks and days of each quarter, which are difficult to forecast.
If our operating results fall below expectations of analysts, the trading price of our common stock may decline dramatically.

     Operating results may also fluctuate significantly on a quarterly basis due to the following factors:

     *  demand for our products,
     *  the size, timing, cancellation or delay of customer orders,
     * introduction of new products and product enhancements by us or our competitors,
     *  market acceptance of new products introduced by us or our competitors,
     *  budgeting cycles of customers,
     * changes in the proportion of revenues attributable to licenses and service fees,
     * changes in the percentage of products sold through our direct sales force and our indirect distribution channels,
     *  competitive conditions in the industry, and
     *  changes in general economic conditions.

     Our consulting service revenues also tend to fluctuate as consulting projects, which may continue over several quarters, are undertaken or completed.

     Our Revenues Are Significantly Based On Large Individual Contracts; Failure To Obtain These Contracts Will Have Negative Effects On Our Revenues. The value of individual transactions as a percentage of our quarterly revenues can be substantial, and particular transactions may generate a significant portion of our operating profits for the quarter in which they are signed. The licensing of many of our products generally involves a long sales cycle (between six and twelve months) and is subject to a number of significant risks over which we have little or no control. Because many of our operating expenses are based on anticipated revenue levels, a substantial portion of which are not typically generated until the end of each quarter, and a high percentage of our expenses are fixed, delays in the receipt of orders can cause a significant variation in operating results from quarter to quarter. In addition, we may expend significant resources pursuing potential sales that will not be consummated. We also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, which may significantly reduce our operating results in the short-term. For those reasons, you should not rely on our prior operating results or projections of future operating results as an indication of our future performance.

     Completed Acquisitions of Businesses or Technologies May Not Be Successful or Possible Future Acquisitions May Not Occur. In the normal course of our business, we evaluate potential acquisitions of businesses, products and technologies that could complement or expand our business. We may not be successful in integrating the businesses and technologies of acquisitions that we have completed, such as the acquisition of Internet Tools, Inc. in January 1999 or of CKS Limited in March 1999. Our failure to integrate successfully could materially adversely affect our operating results, financial condition and the trading price of our stock. If we identify a desirable acquisition in the future, we may not be able to successfully negotiate the terms of the acquisition, finance the acquisition or integrate the acquired business, products or technologies into our existing business and operations. An acquisition, whether or not completed, may materially adversely affect our financial condition and results of operations. Also, our evaluation and pursuit of possible acquisitions, and our integration of completed acquisitions, may divert our management time and resources from necessary aspects of our business and operations. Our failure to make acquisitions in the future may adversely affect our competitive position, our product offerings and our business. Also, any future acquisition in which we pay a substantial amount of cash consideration may adversely affect our liquidity and financial condition, and any future acquisition in which we issue a significant amount of our stock as consideration may cause our stockholders to suffer a significant dilution of their interests.

     Our Stock Price Has Historically Been Volatile, Which May Make It More Difficult For You To Resell Shares When You Want At Prices You Find Attractive. The market price of our common stock, which is traded on The Nasdaq National Market, has been subject to significant fluctuations in the past and may be subject to significant fluctuations in the future in response to operating results, announcements of technological innovations or new products by us or our competitors, patent or proprietary rights developments and market conditions for computer industry stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of our common stock. The trading prices of many high technology companies' stocks are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. The trading price of our common stock may fluctuate dramatically or go to and remain at low levels. Additionally, it is likely that in some future quarters our operating results will be below the expectations of public market analysts and investors. Regardless of the general outlook for our business, the announcement of quarterly operating results below analysts' and investors' expectations could have a material and adverse effect on the price of our common stock.

          We Are In A Highly Competitive Market; Some Of Our Competitors May Be More Successful Than We Are In Attracting And Retaining Customers. Competition in the information security market is intense. We currently compete with companies that have substantially greater financial resources, sales and marketing organizations, market penetration and research and development capabilities, as well as broader product offerings and greater market presence and name recognition. We expect to face increasing competitive pressures from our current competitors and new market entrants.

     We believe that significant competitive factors affecting the information security industry are:

     *  the number of information security functions a product performs,
     * the complexity of information security functions a product performs and a customer's ability to manage certain aspects of those functions,
     * the number of different computer operating systems on which a product operates,
     *  product quality,
     *  product performance,
     * the number of computer systems that can be controlled simultaneously by a product,
     *  product ease of use,
     *  conformance to industry standards,
     *  product price and
     *  customer support.

     We may not be able to maintain or enhance our competitive position against current and future competitors. Negative competitive developments could have a material adverse effect on our business and the trading price of our stock.

     Market Consolidation May Create More Formidable Competitors. There has been substantial consolidation recently in the information security industry, and we expect that there will be significant additional consolidation in the near future. As a result of that increasing consolidation, we expect that we will increasingly compete with larger firms that have broader product offerings and greater financial resources. We believe that such competition may have a significant negative effect on our current and developing collaborative, marketing, distribution and reselling relationships, our product pricing and our product development budget and capabilities. Any of those negative effects can significantly impair our financial condition and our results of operations.

     Information Security Products Are Subject To Rapid Technological Change And We Must Adapt Quickly To These Changes To Compete Effectively. The information security industry changes rapidly. Changes can be attributable to frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. The introduction of new technologies could render our existing products obsolete or unmarketable or require us to invest in research and development at much higher rates with no assurance of developing competitive products. Changes in technologies or customer requirements may also cause the development cycle for our new products to be significantly longer than our historical product development cycle, resulting in higher development costs or a loss in market share. We may not be able to counter challenges to our current products, and our future product offerings may not keep pace with the technological changes implemented by competitors, developers of operating systems or networking systems or persons seeking to breach information security. Our products may not satisfy evolving preferences of customers and prospects. Failure to develop and introduce new products and product enhancements in a timely fashion could materially adversely affect our financial condition and results of operations. Because of the complexity of our software products, which operate on or utilize multiple platforms and communications protocols, we have from time to time experienced delays in introducing new products and product enhancements primarily due to development difficulties or shortages of development personnel. There can be no assurance that we will not experience longer delays or other difficulties that could delay or prevent the successful development, introduction or marketing of new products or product enhancements.

          Year 2000 Errors Could Cause Our Products And Those Of Our Customers To Malfunction. Within the year, software and computer systems used by many companies and organizations may need to be upgraded or replaced in order to comply with "Year 2000" requirements. We believe that the current version of our products are Year 2000 compliant, but undetected errors or defects in our products may cause Year 2000 errors or our products may be operated on operating systems or with other software products that are non-compliant, which may expose us to claims from our customers.

     Prior versions of some our products may not be Year 2000 compliant unless upgraded with maintenance releases, which may require that customers obtain, install and use more current versions of operating systems. We believe that disclaimers of warranties and limitations of liability in our license agreements will adequately protect us in the event that any prior versions of our products are not Year 2000 compliant, but Year 2000 claims may be made against us regarding prior versions of our products.

     We utilize third-party equipment and software that may not be Year 2000 compliant. We have conducted tests of many third-party software products and items of equipment containing computer processors that we use in our business operations to determine Year 2000 compliance. When we have purchased new software systems for our internal use, we have received confirmations from vendors of software products critical to our operations that the software is Year 2000 compliant. We also have obtained statements from vendors of many of the items of equipment containing computer processors that are critical to our operations that the processors in such equipment are Year 2000 complaint. Based on our testing and those statements of vendors of software and equipment critical to our operations, we currently believe that those third-party software programs or equipment will be Year 2000 compliant and that we will not incur significant incremental costs in making Year 2000 fixes in the foreseeable future. However, despite our efforts to assess these error risks, Year 2000 errors or defects may be discovered in those systems and, if such errors or defects are discovered, the costs of making such systems Year 2000 compliant could have a material adverse effect on our business, operating results and financial condition.

     As we derive a substantial portion of our revenues from the distributors and resellers of our products, a Year 2000 error or defect that affected our resellers or distributors could have a material adverse effect on our business, financial condition and results of operations.

     Year 2000 Concerns of Customers and Prospective Customers Could Limit Our Business in 1999. The purchasing patterns of our customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds being available to implement the information security solutions or to purchase products and services such as those we offer. In addition, some companies have announced an intention to delay installing new software products in computer environments critical to their business operations until 2000. Those reduced expenditures or delays in purchasing and installing software products could have a material adverse effect on our business, financial condition and results of operations.

     Our Products Are Complex And Are Operated in a Wide Variety of Computer Configurations, Which Could Result In Errors Or Products Failures. Because we offer very complex products, undetected errors, failures or bugs may occur when they are first introduced or when new versions are released. Our products often are installed and used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in our products or may disclose undetected errors, failures or bugs in our products. We have in the past discovered software errors, failures and bugs in certain of our product offerings after their introduction and have experienced delays or lost revenues during the period required to correct these errors. Our customers' computer environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Despite testing by us and by others, errors, failures or bugs may not be found in new products or releases after commencement of commercial shipments by us. Errors, failures or bugs in our products could result in adverse publicity, product returns, loss of or delay in market acceptance of our products or claims by the customer or
others.   Alleviating such problems could require significant expenditures of our capital and resources and could cause interruptions, delays or cessation of our product licensing, which would adversely affect the results of our operations.

     We attempt to limit our liability to customers, including liability arising from a failure of the security features contained in our products, through contractual limitations of warranties and remedies. Our consulting agreements with our customers generally contain provisions designed to limit our exposure to claims related to negligence or errors or omissions by our employees and agents. However, some courts have held similar contractual limitations of liability, or the "shrink wrap licenses" in which they sometimes are embodied, to be unenforceable. Accordingly, such limitations may not be enforced. We have insurance providing coverage up to $2,000,000 annually and per occurrence to defray costs associated with claims arising from product failure and related loss or damage to data. Notwithstanding that insurance coverage, the consequences of errors, failures or bugs in our products could have a material adverse effect on our financial condition and results of operations.

     We Depend On Our Key Personnel, Who May Not Continue To Work For Us; There Is Intense Competition In Recruiting New Qualified Personnel. Our success depends to a significant degree upon the continuing contributions of our key management, sales, product development, marketing, professional services and customer support personnel. The loss of the services of any key employee could adversely affect our financial condition and results of operations. We believe that our future success will depend in large part upon our ability to attract and retain highly-skilled managerial, sales, product development, marketing, professional services and customer support personnel. We require product development, consulting services and sales personnel who are highly technically trained in the field of information security, and the competition for such individuals is intense. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Competition for qualified personnel in the software industry is intense, and there can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business will be adversely affected.

     International Sales Accounts For A Significant Portion Of Our Revenue And Are Subject To Certain Inherent Risks. Sales outside the United States accounted for a significant portion of our net revenues from our information security products in the year ended December 31, 1998. Our international business may be subject to a variety of risks, including:

     * costs and risks relating to establishing and expanding our relationships with resellers and distributors in certain countries or regions,
     *  delays in expanding those international distribution channels,
     * difficulties in collecting international accounts receivable from distributors or resellers,
     * increased costs associated with maintaining international marketing efforts,
     *  any increase in duty rates,
     *  introduction of non-tariff barriers, and
     *  difficulties in enforcing intellectual property rights abroad.

     Our international sales may be denominated in certain non-US Dollar currencies, and we may be subject to risks associated with fluctuations in currency exchange rates. As we do not currently hedge foreign currency risk, a decrease in the value of any of those currencies relative to the U.S. dollar will affect the profitability in U.S. dollars of our products sold in these markets.

     Government Regulation Of Technology Exports Could Limit Our Ability To Market Our Products Abroad And To Compete Effectively. Our international sales and operations may be subject to the following risks:

     *  imposition of governmental controls,
     *  new or changed export license requirements,
     *  restrictions on the export of critical technology,
     *  import or trade restrictions, and
     *  changes in tariffs.

     While we believe our products are designed to meet the regulatory standards of many foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on our financial condition or results of operations. Certain of our products are subject to export controls under U.S. law, and we believe we have obtained all necessary export approvals when required. However, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, may be revised from time to time. Our failure to obtain required approvals under these regulations could adversely affect our ability to make international sales.

     For example, because of U.S. governmental controls on the exportation of encryption technology, we have been unable to export some of our products with the most robust information security encryption technology and will be required to provide for recovery of encryption keys for access by governmental authorities in order to export products containing those robust encryption algorithms. As a result, foreign competitors facing less stringent controls on their products may be able to compete more effectively than us in the global information security market. These factors may have a material adverse effect on our financial condition or results of operations.

     Our Intellectual Property And Proprietary Rights Are Costly To Defend And Difficult To Protect. We regard our software as proprietary, and our success and ability to compete depends in part upon our proprietary technology and rights. We rely on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect our proprietary software, documentation and other proprietary information. Although we hold several patents and have several pending patent applications which cover certain aspects of our technology, such patents and patent applications do not protect some of our security products. Our current and future patent applications may not be granted. Additionally, our patents may not be sufficiently broad to protect our technology critical to our security products.

     Although the effectiveness of our products does not depend upon the secrecy of our proprietary technology or licensed technology, the public disclosure of our technology could result in a perception of breached security and could reduce the level of our product licensing, which could have an adverse effect on our financial condition or results of operations. Confidentiality agreements and other methods on which we rely to protect our trade secrets and proprietary information and rights may not be adequate to protect our proprietary rights. Litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. Our trade secrets or non-disclosure agreements may not provide meaningful protection of our proprietary information. Also, others may independently develop similar technologies or duplicate any technology developed by us. Our inability to protect our proprietary rights would have a material adverse effect on our financial condition and results of operations.

     We May Be Subject To Intellectual Property Claims, Which Are Costly To Defend And Could Limit Our Ability To Use Certain Technologies In The Future.
As the number of information security products in the industry increases and the functionality of these products further overlaps, we may become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. Third parties could assert infringement or misappropriation claims against us in the future with respect to current or future products. Further, we may be subject to additional risk as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of our rights may be ineffective in such countries, and technology developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on our financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on our financial condition and results of operations.

     The Issuance Of New Shares in the Internet Tools and CKS Limited Acquisitions May Cause Dilution Of Our Per Share Earnings. Although we believe that beneficial synergies will result from our acquisition of Internet Tools, Inc. in January 1999 and of CKS Limited (the parent of PassGo Technologies) in March 1999, there can be no assurance that the combining of those companies' businesses with ours, even if achieved in an efficient and effective manner, will result in increased earnings per share (taking into consideration the greater number of shares outstanding as a result of the acquisitions) or a financial condition superior to that which would have been achieved by us alone. While we do not anticipate that our acquisition of either company will be dilutive for our stockholders over the long term, there can be no assurance that, if either of those acquisitions fails to produce the anticipated benefits, it will not have the dilutive effect of causing our per share earnings be lower than they would have been for us if we had not made that acquisition.

     We Do Not Pay Dividends. We have not paid dividends on our common stock and we do not anticipate paying dividends in the foreseeable future.

     Anti-Takeover Provisions Could Make It More Difficult For A Third Party To Acquire Us. Our Certificate of Incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President or by the Board of Directors. Our Certificate provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of our capital stock entitled to vote. These provisions, and other provisions of our Certificate, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

                                USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares from the selling stockholders.

                             SELLING STOCKHOLDERS

     The selling stockholders were the holders of all of the capital stock, issued share capital and warrants of CKS Limited, a private company incorporated under the laws of England, a holding company that operates PassGo Technologies entities. We entered into a Share Exchange Agreement dated March 29, 1999 with the selling stockholders providing for our acquisition of CKS Limited. In that exchange, which was consummated on March 30, 1999, all of the shares of capital stock, issued share capital and warrants of CKS Limited were exchanged for shares of our common stock, and CKS Limited became our subsidiary. The selling stockholders received a total of 1,486,146 shares of our common stock, 1,337,531 shares of which may be offered for sale from time to time by the selling stockholders pursuant to the registration statement of which this Prospectus is a part.

     All of the common stock registered for sale pursuant to this prospectus will be owned immediately after registration by the selling stockholders as the former stockholders of CKS Limited and all of the shares offered by the selling stockholders were acquired in connection with the CKS Limited share exchange. None of the selling stockholders has a material relationship with us, except that certain selling stockholders are or will be non-officer employees of CKS Limited or AXENT.

     The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of May 17, 1999 by each selling stockholder. The following table assumes that the selling stockholders sell all of the shares registered for sale hereby. We are unable to determine the exact number of shares that actually will be sold.

     The number and percentage of shares beneficially owned is based on 27,839,563 shares outstanding at April 9, 1999 determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 9, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.



                                              Shares Beneficially Owned       Shares      Shares Beneficially Owned
                                                Prior to the Offering       Offered by       After the Offering
                                              _________________________        this       _______________________

Shareholders                                    Shares       Percentage     Prospectus    Shares       Percentage
                                              ---------      ----------     ----------    ------       ----------
HarbourVest International Equity Partners II    698,992         2.5%          629,093     69,899            *
Jeff Carr                                       646,639         2.3%          581,975     64,664            *
ABS Employees Venture Fund LP                    12,217          *             10,995      1,222            *
BT Alex Brown Inc.                                5,093          *              4,584        509            *
Greg Reyes                                       19,334          *             17,401      1,933            *
Phillip Cook                                     25,219          *             22,697      2,522            *
Arthur Heil                                      24,758          *             22,282      2,476            *
Ralph Massaro                                    24,249          *             21,824      2,425            *
Geoffrey Brown                                   24,249          *             21,824      2,425            *
Richard Davis                                     5,396          *              4,856        540            *
                                              =========      ==========     =========    =======       ==========
                                              1,486,146         5.3%        1,337,531    148,615            *


* represents less than 1%

                             PLAN OF DISTRIBUTION

     Shares of common stock covered hereby may be offered and sold from time to time by the selling stockholders, or by their pledgees, donees, transferees, distributees or other successors in interest. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell such shares on the Nasdaq National Market, or in private sales at negotiated prices directly or through a broker. The selling stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees may be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares for their own account pursuant to this prospectus from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

     The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have agreed to use our best efforts to maintain the effectiveness of this registration statement with respect to the shares of common stock offered hereunder by the selling stockholders until the earlier of the sale of such shares or one year from the effective date of this prospectus. No sales may be made pursuant to this prospectus after such date unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness. The selling stockholders may sell all, some or none of the shares of common stock offered hereunder.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Shaw Pittman, McLean, Virginia, counsel to AXENT.

                                    EXPERTS

     The consolidated financial statements of AXENT as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 appearing in AXENT's Annual Report on Form 10-K for the year ended December 31, 1998 are incorporated herein by reference in reliance upon the report thereon of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

                      WHERE CAN YOU FIND MORE INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov.
Our common stock is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning AXENT Technologies, Inc. may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     SEC File No.: 000-28100                            Period/Filing Date
     -----------------------                            ------------------

Annual Report on Form 10-K..........................    Year ended December 31, 1998
Quarterly Report on Form 10-Q.......................    Quarter ended March 31, 1999
Current Report on Form 8-K..........................    Filed April 13, 1999
Definitive Proxy Statement..........................    Filed on April 30, 1999
Description of common stock in registration
Statement on Form 8-A...............................    Filed March 29, 1996

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than the exhibits to those documents. You should direct any requests for documents to Gary M. Ford, Vice President and General Counsel, AXENT Technologies, Inc., 2400 Research Boulevard, Rockville, Maryland 20850, telephone: (301) 670-3523.

                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling AXENT pursuant to the foregoing provisions, AXENT has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


14.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses and costs expected to be incurred in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.


   SEC filing fee.....................   $ 3,870.79
   Nasdaq listing fees................    17,500.00
   Printing expenses..................          -0-
   Legal fees and expenses............    10,000.00
   Accounting fees and expenses.......          -0-
   Transfer agent and registrar fees..          -0-
   Miscellaneous expenses.............     3,629.21
                                         ----------
       Total..........................   $35,000.00
                                         ==========

     All expenses will be borne by AXENT Technologies, Inc.

15.  Indemnification of Officers and Directors

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

16.  Exhibits

     The following exhibits are filed or incorporated by reference, as stated below:

Exhibit Number          Description
 5.1                    Opinion of Shaw Pittman
 23.1                   Consent of PricewaterhouseCoopers LLP, Independent Auditors.
 23.2                   Consent of Shaw Pittman (included in Exhibit 5.1)
 24                     Power of Attorney

17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on May 21, 1999.


                                    AXENT TECHNOLOGIES, INC.



                                    By: /s/ John C. Becker
                                        ------------------------
                                        John C. Becker
                                        Chief Executive Officer

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John C. Becker, Gary M. Ford and Craig E. Chason, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


             Signature                             Title                                  Date
             ---------                             -----                                  ----
/s/ John C. Becker                       Chairman of the Board, Chief                   May 21, 1999
-----------------------------------     Executive Officer and Director
John C. Becker


/s/ Robert B. Edwards, Jr.                      Vice President,                         May 21, 1999
-----------------------------------       Chief Financial Officer and
Robert B. Edwards, Jr.                             Treasurer


/s/ Richard A. Lefebvre                            Director                             May 21, 1999
-----------------------------------
Richard A. Lefebvre


/s/ Gabriel A. Battista                            Director                             May 21, 1999
-----------------------------------
Gabriel A. Battista


/s/ John F. Burton                                 Director                             May 21, 1999
-----------------------------------
John F. Burton


/s/ Timothy A. Davenport                           Director                             May 21, 1999
-----------------------------------
Timothy A. Davenport


/s/ Kevin A. McNerney                              Director                             May 21, 1999
-----------------------------------
Kevin A. McNerney
